Exhibit 5-1

                                 ["PSE&G" logo]

                                                  May 3, 2004

Public Service Electric and Gas Company
80 Park Plaza, P.O. Box 570
Newark, NJ  07101-0570

Gentlemen:

      In connection with the proposed issuance and sale by Public Service Electric and Gas Company (hereinafter called the "Company") of up to $2,500,000,000 initial offering price of its Cumulative Preferred Stock (hereinafter called the "New Preferred Stock"), I have examined and considered the following:

      (1) the Registration Statement, including the Exhibits, with respect to the New Preferred Stock, with which this opinion is being filed; and

      (2) the form of Bid with the Purchase Agreement attached for the sale of the New Preferred Stock, and the form of Certificate of Amendment to the Restated Certificate of Incorporation of the Company to create the New Preferred Stock, filed as Exhibits to said Registration Statement.

      As General Corporate Counsel of the Company I am familiar with the corporate organization and by-laws of the Company and the statutes and decisions applicable thereto and to the issuance by the Company of its securities.

      On the basis of the foregoing, and of my examination and consideration of such other legal and factual matters as I have deemed appropriate, I am of the following opinion:

      (1) the Company is a corporation duly organized and existing under the laws of the State of New Jersey;

      (2) the Company, being a public utility company, is subject to the jurisdiction of the Board of Public Utilities of the State of New Jersey ("BPU"), and the issuance and sale of the New Preferred Stock by the Company requires the approval of the BPU.

      (3)   Upon

            (a) the Registration Statement registering the New Preferred Stock under the Securities Act of 1933 becoming effective;
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            (b)   the adoption of appropriate  corporate resolutions relating to the establishment of the New Preferred Stock as a series of the Preferred Stock of the Company, to the acceptance of the Bid thereby evidencing the effectiveness of the Purchase Agreement and to the issuance, sale and delivery of the New Preferred Stock;

            (c)   the acceptance of the Bid;

            (d) the authorization by the BPU of the issuance and sale of the New Preferred Stock;

            (e) the execution of a Certificate of Amendment of the Restated Certificate of Incorporation of the Company, as amended, establishing the New Preferred Stock as a series of the Preferred Stock of the Company, and the filing of said Certificate of Amendment in the office of the Department of Treasury of the State of New Jersey; and

            (f) the execution, countersigning, registration and delivery of certificates for the New Preferred Stock and the receipt by the Company of payment therefor, in accordance with the authorization of the BPU and the provisions of the Purchase Agreement.

the New Preferred Stock will be legally issued and fully paid and nonassessable.

      This opinion does not cover the necessity of filings under the provisions of securities laws of any state in which the New Preferred Stock may be sold.

      I hereby consent to the use of this opinion as Exhibit 5-1 to the above-mentioned Registration Statement relating to the New Preferred Stock.

                                           Very truly yours,

                                           James T. Foran
                                           General Corporate Counsel